UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                    June 18, 2004

               MAGNUM HUNTER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-12508	87-0462881
(State or other jurisdiction of incorporation or organization)	(Commission File Number	(IRS Employer Identification No.)

600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code         (972) 401-0752

                                                Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

        On June 18, 2004 Magnum Hunter Resources, Inc. (the “Company”) entered into an agreement with a subsidiary of EnCana Corporation (“EnCana”) to acquire its oil and gas properties in New Mexico for $243 million, subject to adjustment. Based upon the preliminary report of DeGolyer and MacNaughton, independent petroleum engineers, the properties have estimated proved reserves of approximately 99 Bcfe as of May 1, 2004 of which 77% is natural gas. On the basis of these estimates, the Company estimates that the New Mexico properties currently produce approximately 18 Mmcf per day of natural gas and 870 Bbls per day of hydrocarbon liquids, or approximately 23 Mmcfe per day. Such production would represent a 72% increase to the Company’s existing production from Southeast New Mexico of 32 Mmcfe per day.

        The majority of the properties to be acquired from EnCana are located in Lea and Eddy Counties in Southeast New Mexico. This is in the vicinity of the Company’s Morrow/Atoka/Strawn drilling program, which management considers to be its most active and successful onshore program. Based on the preliminary report of DeGolyer and MacNaughton, the Company estimates the properties to be acquired include 458 producing wells. The Company further estimates the properties to be acquired include 44,000 net acres of undeveloped leasehold interests and a substantial number of additional drilling locations.

        The Company anticipates financing the proposed acquisition through the sale of common stock with the balance provided by borrowings under its credit facility. The Company expects to increase the borrowing base under its credit facility to provide post-acquisition liquidity.

        The closing of the acquisition is subject to customary closing conditions and is expected to occur in July 2004 effective as of May 1, 2004. The purchase price will be reduced by estimated net revenue between May 1, 2004 and the closing date for the acquisition. The final closing price may also be adjusted by preferential purchase elections and other typical post-closing adjustments. There is no assurance that the acquisition will be completed or that the Company’s estimates of proved reserves and production for the pending acquisition will be correct. The Company’s estimates of proved reserves and production assume no closing adjustments.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES, INC. BY: /s/ Chris Tong Chris Tong Sr. Vice President and CFO
Dated: June 21, 2004